                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                CEPHALON, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (4) Date filed:

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

                                 CEPHALON, INC.

                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380

                            ------------------------

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 15, 1998

                            ------------------------

TO THE STOCKHOLDERS OF CEPHALON, INC.:

     Notice is hereby given that the annual meeting of stockholders of CEPHALON, INC., a Delaware corporation (the "Company" or "Cephalon"), will be held at the Sheraton Great Valley Hotel, 707 Lancaster Avenue, Frazer, Pennsylvania, 19355, on Friday, May 15, 1998, at 9:30 a.m., Philadelphia time, for the following purposes:

          1. To elect seven directors; and

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record as of the close of business on March 20, 1998 will be entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments thereof. A list of stockholders of the Company entitled to vote at the meeting will be available for inspection by a stockholder at the Company's office, for the ten days prior to the annual meeting and during normal business hours.

                                          By Order of the Board of Directors

                                          BARBARA S. SCHILBERG
                                          Secretary
West Chester, Pennsylvania
March 31, 1998

             EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN
        THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES
          NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER
          DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED,
                REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                                 CEPHALON, INC.

                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 15, 1998

                            ------------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Cephalon, Inc. (the "Company" or "Cephalon"), for use at the 1998 annual meeting of stockholders to be held at the Sheraton Great Valley Hotel, 707 Lancaster Avenue, Frazer, Pennsylvania, 19355, on Friday, May 15, 1998, at 9:30 a.m., Philadelphia time, and at any adjournments thereof. This proxy statement and the accompanying proxy card are expected to be first distributed to stockholders on or about April 15, 1998.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers, directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also has retained the services of MacKenzie Partners, Inc. as the Company's proxy solicitation agent for the 1998 annual meeting, at a cost of approximately $5,000, which will be borne by the Company. The Company also will request banks, brokers and other custodians, nominees and fiduciaries to solicit proxies from beneficial owners, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

     The Company's annual report to stockholders for the fiscal year ended December 31, 1997, including financial statements, is being mailed to stockholders with this proxy statement but does not constitute a part of this proxy statement.

                             VOTING AT THE MEETING

     Holders of shares of common stock of the Company, par value $.01 per share ("Common Stock"), of record at the close of business on March 20, 1998 are entitled to vote at the meeting and at any adjournments thereof. As of that date, there were 28,413,475 shares of Common Stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding in such stockholder's name.

     The Company presently has no other class of stock outstanding and entitled to be voted at the meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the meeting constitutes a quorum. A plurality of the votes cast is required for the election of directors and to take action with respect to any other matter that may properly be brought before the meeting.

     Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy card is a means by which a stockholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the board of directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

     With regard to the election of directors, votes may be cast in favor of or withheld from any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum.

     Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

     Execution of the accompanying proxy will not affect a stockholder's right to attend the meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy card, at any time before the proxy is voted.

     Your vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you plan to attend the meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy card from the broker or bank assigning voting rights to you for your shares.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

     Seven directors are to be elected at the 1998 annual meeting. The term of each director expires at the next annual meeting of stockholders and each person shall hold office until the election and qualification of his respective successor or until his earlier death, removal or resignation. The board of directors consists of such number of directors as is fixed from time to time by resolution adopted by the board of directors. The board of directors currently is authorized to have seven members.

     The nominees for election as directors of the Company are Drs. Baldino, Feeney and Witzel and Messrs. Egan, Greenacre, Moley and Peacock. All nominees are presently directors of the Company whose current terms expire at the time of the 1998 annual meeting of stockholders. All nominees have consented to be named and to serve if elected.

     The seven directors are to be elected by a plurality of the votes cast. Unless otherwise instructed by the stockholders, the persons named in the proxies will vote the shares represented thereby for the election of all such nominees. The board of directors believes all nominees will be able to serve as directors. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the board of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.
                       ----------------------------------

                             NOMINEES FOR ELECTION
                       ----------------------------------

                                                                                           YEAR FIRST
                                           PRINCIPAL OCCUPATIONS DURING PAST FIVE            BECAME
      NAME OF DIRECTOR        AGE              YEARS AND CERTAIN DIRECTORSHIPS              DIRECTOR
      ----------------        ---          --------------------------------------          ----------
Frank Baldino, Jr.,                                                                         1987
  Ph.D. ....................  44    Dr. Baldino, founder of the Company, has served as
                                    President, Chief Executive Officer and director since
                                    the Company's inception. Dr. Baldino holds several
                                    adjunct academic appointments, including Adjunct
                                    Professor of Pharmacology at Temple University
                                    Medical School, Adjunct Professor of Physiology and
                                    Biophysics and Adjunct Professor of Neurology at
                                    Allegheny University Hospital. He currently serves as
                                    a director of ViroPharma, Inc., a biopharmaceutical
                                    company, Integrated Systems Consulting Group, Inc.,
                                    which provides consulting services for information
                                    processing, and Pharmacopeia, Inc., a developer of
                                    proprietary technology platforms for pharmaceutical
                                    companies.

William P. Egan.............  53    Since 1979, Mr. Egan has served as President of Burr,   1988
                                    Egan, Deleage & Co., a venture capital company. Mr.
                                    Egan is also a general partner of ALTA Communications
                                    VI, L.P., a venture capital firm founded in 1996. He
                                    currently serves as a director of Broderbund
                                    Software, Inc.

                                                                                           YEAR FIRST
                                           PRINCIPAL OCCUPATIONS DURING PAST FIVE            BECAME
      NAME OF DIRECTOR        AGE              YEARS AND CERTAIN DIRECTORSHIPS              DIRECTOR
      ----------------        ---          --------------------------------------          ----------

Robert J. Feeney, Ph.D. ....  72    Since October 1987, Dr. Feeney served as a general      1988
                                    partner of Hambrecht & Quist Life Science Technology
                                    Fund, a life sciences venture capital fund affiliated
                                    with Hambrecht & Quist Incorporated. He retired from
                                    these responsibilities August 1, 1997. For 37 years
                                    prior thereto, Dr. Feeney was employed at Pfizer Inc.
                                    and last served as its Vice President of Licensing
                                    and Development. Dr. Feeney currently serves as a
                                    director of QLT PhotoTherapeutics Inc., a Canadian
                                    biotechnology company.

Martyn D. Greenacre.........  56    Since June 1997, Mr. Greenacre has been President and   1992
                                    CEO of DELSYS Pharmaceutical Corporation. From 1993
                                    to 1996, Mr. Greenacre served as President and Chief
                                    Executive Officer and as a director of Zynaxis Inc.,
                                    a biopharmaceutical company. From 1989 to 1992, Mr.
                                    Greenacre was Chairman Europe, SmithKline Beecham
                                    Pharmaceuticals. He joined SmithKline & French in
                                    1973 where he held increasingly responsible positions
                                    in commercial operations and management. Mr.
                                    Greenacre currently serves as a director of IBAH,
                                    Inc., which provides clinical research and other
                                    development services to pharmaceutical companies,
                                    Creative Biomolecules, Inc., a biotechnology company,
                                    and Genset s.a., a human genome sciences company.

Kevin E. Moley..............  51    Since January 1996, Mr. Moley has been President and    1994
                                    CEO of Integrated Medical Systems, Inc., where he has
                                    served as a director since 1994. From February 1993
                                    to December 1995, Mr. Moley was Senior Vice President
                                    of PCS Health Systems, a provider of prescription
                                    management services. From 1984 to 1993, he held
                                    positions of increasing responsibility with the U.S.
                                    Department of Health and Human Services. From 1975 to
                                    1983, he held marketing, sales, and service positions
                                    with New England Life. Mr. Moley also serves as a
                                    director of Merge Technologies, a medical imaging
                                    software company.

Bruce A. Peacock............  46    Mr. Peacock joined Cephalon in February 1992 and has    1994
                                    served as Executive Vice President and Chief
                                    Operating Officer since February 1994. Prior to
                                    February 1994, Mr. Peacock served as Executive Vice
                                    President, Treasurer and Chief Financial Officer of
                                    the Company. From 1982 to January 1992, Mr. Peacock
                                    was employed by Centocor, Inc., a biopharmaceutical
                                    company, most recently as Senior Vice President,
                                    Chief Financial Officer and Treasurer.

Horst Witzel, Dr.-Ing.......  70    From 1986 until his retirement in 1989, Dr. Witzel      1991
                                    served as the Chairman of the Board of Executive
                                    Directors of Schering AG and, prior to 1986, was a
                                    member of the Board of Executive Directors in charge
                                    of Production and Technology. Dr. Witzel currently
                                    serves as a director of The Liposome Company, Inc.
                                    and Aastrom Biosciences, Inc., each a biotechnology
                                    company.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The board of directors of the Company met on four occasions in the fiscal year ended December 31, 1997. The Bylaws of the Company provide that the board of directors, by resolution adopted by a majority of the entire board of directors, may designate committees, each of which shall consist of one or more directors. The board of directors annually elects from its members the Audit Committee and the Stock Option and Compensation Committee (the "Compensation Committee"). Each director attended 100% of the meetings of the board of directors held during 1997 and the committee or committees on which he served during such period.

     Audit Committee. The Audit Committee is presently composed of three non-employee directors, Messrs. Egan, Greenacre and Moley. This committee meets with the Company's independent public accountants to review the scope and results of auditing procedures and the Company's accounting procedures and controls. The Audit Committee also provides general oversight with respect to the accounting principles employed in the Company's financial reporting. The Audit Committee met once during 1997.

     Stock Option and Compensation Committee. The Compensation Committee is presently composed of two non-employee directors, Dr. Witzel and Dr. Feeney. The Compensation Committee annually reviews the performance and total compensation package for the Company's executive officers, including the President and Chief Executive Officer; considers the modification of existing compensation and employee benefit programs and the adoption of new plans; administers the terms and provisions of the plan under which the Company makes equity awards, the ("Equity Compensation Plan") and the Cephalon, Inc. 401(k) Profit Sharing Plan; and reviews the compensation and benefits of non-employee directors. The administration of such plans includes the determination, subject to the respective plan provisions, of the individuals eligible to receive awards, the individuals to whom awards are granted, the nature of the awards to be granted, the number of awards to be granted, and the exercise price, vesting schedule, term and all other conditions and terms of the awards to be granted. The Compensation Committee met five times during 1997.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table summarizes the compensation for the periods ended December 31, 1997, 1996 and 1995 of those persons who were, at any time during the last completed fiscal year, the Company's Chief Executive Officer and who were, at December 31, 1997, the other five executive officers who earned the highest compensation during the last completed fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                         -----------------------------------   ------------------------------------------
                                                                                        AWARDS
                                                                               -------------------------
                                                                   OTHER                      SECURITIES
                                                                   ANNUAL       RESTRICTED    UNDERLYING      ALL OTHER
                                                                  COMPEN-         STOCK        OPTIONS         COMPEN-
              NAME                YEAR   SALARY($)   BONUS($)   SATION($)(1)   AWARDS($)(2)   GRANTED(#)     SATION($)(3)
              ----                ----   ---------   --------   ------------   ------------   ----------     ------------
-------------------------------
Frank Baldino Jr., Ph.D.........  1997   $385,000    $173,300     $22,912       $        0      60,000          $9,500
President and Chief               1996   $350,000    $198,000     $25,011       $  443,750      50,000          $9,000
Executive Officer                 1995   $300,000    $180,000     $21,345       $2,480,000           0          $9,000
                                  ---------------------------------------------------------------------------------
Peter E. Grebow, Ph.D.(4).......  1997   $209,000    $37,600      $13,464       $   42,000      11,100          $9,500
Senior Vice President,            1996   $190,000    $55,000      $ 9,901       $  106,500       6,000          $9,000
Business Development              1995   $175,000    $42,000      $ 1,244       $        0      10,500          $9,000
                                  ---------------------------------------------------------------------------------
Bruce A. Peacock................  1997   $313,500    $85,000      $16,878       $        0      40,500          $9,500
Executive Vice President and      1996   $285,000    $107,000     $16,795       $  213,000      12,000          $9,000
Chief Operating Officer           1995   $247,000    $87,000      $11,403       $1,860,000           0          $9,000
                                  ---------------------------------------------------------------------------------
Barbara S. Schilberg............  1997   $227,000    $43,000      $13,586       $   42,000      11,500          $9,500
Senior Vice President and         1996   $210,000    $63,000      $10,328       $   97,625       5,000          $9,000
General Counsel                   1995   $195,000    $47,000      $    28       $        0      10,000          $9,000
                                  ---------------------------------------------------------------------------------
Jeffry L. Vaught, Ph.D.(5)......  1997   $209,000    $37,600      $12,913       $   42,000      11,400          $9,500
President, Research and           1996   $190,000    $55,000      $10,214       $  106,500       6,000          $9,000
Development Division and          1995   $175,000    $42,000      $51,468(5)    $        0      10,000          $9,000
Senior Vice President, Research
                                  ---------------------------------------------------------------------------------
Kenneth P. Wolski, M.D.(6)......  1997   $215,625    $38,500      $27,494       $   42,000      38,000          $9,500
Senior Vice President,            1996         --         --           --               --          --              --
Worldwide Clinical Research       1995         --         --           --               --          --              --
and Regulatory Affairs

---------------
(1) The amounts shown for certain officers include:

    (a) Automobile allowances in 1997, as follows: Dr. Baldino $13,750; Mr. Peacock $7,750; Dr. Grebow $10,200; Ms. Schilberg $10,200; Dr. Vaught $10,200; and Dr. Wolski $9,775.

    (b) Financial estate planning advice in 1997, as follows: Dr. Baldino $2,480; Mr. Peacock $2,472; Dr. Grebow $1,236; and Dr. Wolski $1,273.

    (c) Supplemental long-term disability insurance in 1997, as follows: Dr. Baldino $4,773 Dr. Grebow $2,008; Mr. Peacock $5,171; and Dr. Vaught $1,563.

    (d) Deferred compensation amounts above the 120% applicable federal rate are as follows: Dr. Baldino $1,909; Mr. Peacock $1,485; Ms. Schilberg $3,386; Dr. Vaught $1,150, and Dr. Grebow $20.

(2) Dollar amount shown equals number of shares subject to each restricted stock award, multiplied by the per share stock price on the award date. This amount does not take into account the diminution in value attributable to the restrictions applicable to the shares. The restricted stock awards reported in this table were made on December 13, 1995, December 17, 1996, and November 21, 1997 and the restrictions on such shares will lapse over four years at the rate of 25% per year, on each anniversary of the award. The 4,000 shares subject to the restricted stock awards made on November 21, 1997, based on a closing price of the Common Stock on November 21, 1997 of $10.50, had a dollar value of $42,000 for each of: Dr. Grebow, Ms. Schilberg, Dr. Vaught, and Dr. Wolski and the dollar value of such shares on March 20, 1998, based on a closing price of the Common Stock on that date of $14.1875 was $56,750 for each of: Dr. Grebow, Ms. Schilberg, Dr. Vaught, and Dr. Wolski. No dividends will be paid on such shares until the applicable restrictions have lapsed. After the lapse of the applicable restrictions on the shares underlying these awards, any dividends would be paid at the same rate as on other shares of Common Stock. However, the Company has never declared or paid cash dividends on the Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

(3) The amounts shown represent Company matching contributions during calendar years 1995, 1996, and 1997 under the Cephalon, Inc. 401(k) Profit Sharing Plan covering all of the Company's eligible employees.

(4) Dr. Grebow was appointed Senior Vice President, Business Development in November 1997. He previously served as Senior Vice President, Drug Development.

(5) Dr. Vaught was appointed President, Research and Development Division in November 1997. Includes $50,966 for relocation expenses reimbursed to Dr. Vaught during 1995.

(6) Dr. Wolski commenced employment with the Company in January 1997. Dr. Wolski received 25,000 stock options in February 1997 priced at $24.25 per share and 13,000 options in November 1997, priced at $10.50 per share. In 1997, Dr. Wolski received relocation expenses of $16,446.

     The following table summarizes stock options granted during the fiscal year ended December 31, 1997 to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                                         INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                                       ------------------------------------------------------      ANNUAL RATES OF
                                         NUMBER OF      PERCENT OF                                   STOCK PRICE
                                        SECURITIES     TOTAL OPTIONS                               APPRECIATION FOR
                                        UNDERLYING      GRANTED TO     EXERCISE                     OPTION TERM(2)
                                          OPTION       EMPLOYEES IN      PRICE     EXPIRATION   ----------------------
                NAME                   GRANTED(#)(1)    FISCAL 1997    ($/SHARE)      DATE       5%($)        10%($)
                ----                   -------------   -------------   ---------   ----------   --------    ----------
Frank Baldino, Jr., Ph.D. ...........     60,000           7.8%         $10.50     Nov 2007     $396,204    $1,004,058
----------------------------------------------------------------------------------------------------------------------
Peter E. Grebow, Ph.D. ..............     11,100           1.4%         $10.50     Nov 2007     $ 73,298    $  185,751
----------------------------------------------------------------------------------------------------------------------
Bruce A. Peacock.....................     40,500           5.2%         $10.50     Nov 2007     $267,437    $  677,739
----------------------------------------------------------------------------------------------------------------------
Barbara S. Schilberg.................     11,500           1.5%         $10.50     Nov 2007     $ 75,939    $  192,444
----------------------------------------------------------------------------------------------------------------------
Jeffry L. Vaught, Ph.D. .............     11,400           1.5%         $10.50     Nov 2007     $ 75,279    $  190,771
----------------------------------------------------------------------------------------------------------------------
Kenneth P. Wolski, M.D. .............     25,000(3)        4.9%         $24.25     Feb 2007     $381,267    $  966,206
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                          13,000                        $10.50     Nov 2007     $ 85,844    $  217,546

---------------
(1) Consists of options granted in November 1997, unless otherwise noted. These options have a ten-year term, commencing November 1997, are exercisable in cumulative 25% annual installments beginning in November 1998, with full vesting occurring by November 2001. The options are subject to acceleration in the case of a Change in Control or a Corporate Transaction, as defined under the Equity Compensation Plan.

(2) Potential Realizable Values assume that the price of the Common Stock is equal to the exercise price shown for each particular option on the date of grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will depend on the extent, if any, to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the optionholder's continued employment by the Company throughout the vesting period. The actual value to be realized by the optionholder may be greater or less than the values estimated in this table.

(3) Consists of options granted in February 1997. These options have a ten-year term, commencing February 1997, are exercisable in cumulative 25% annual installments beginning February 1998, with full vesting occurring by February 2001. These options are subject to acceleration in the case of a Change in Control or a Corporate Transaction, as defined under the Equity Compensation Plan.

     The following table summarizes option exercises during the fiscal year ended December 31, 1997 and the value of vested and unvested unexercised options for the persons named in the Summary Compensation Table at December 31, 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                  SHARES                         OPTIONS AT               IN-THE-MONEY OPTIONS
                                 ACQUIRED      VALUE        DECEMBER 31, 1997(#)         AT DECEMBER 31, 1997(2)
                                    ON        REALIZED   ---------------------------   ---------------------------
             NAME               EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               -----------   --------   -----------   -------------   -----------   -------------
Frank Baldino, Jr., Ph.D.......        0      $      0     304,501        155,499       $500,000       $208,751
Peter E. Grebow, Ph.D..........   10,000      $113,600      70,500         27,100       $ 72,782       $ 29,244
Bruce A. Peacock...............        0      $      0     281,250         93,250       $351,563       $152,625
Barbara S. Schilberg...........        0      $      0      55,000         36,500       $ 58,594       $ 29,594
Jeffry L. Vaught, Ph.D.........        0      $      0      83,875         34,025       $ 73,281       $ 29,506
Kenneth P. Wolski, M.D.........        0      $      0           0         38,000       $      0       $ 11,375

---------------
(1) Market value of underlying securities at exercise date minus the exercise price of all options.

(2) For "in-the-money" options, these amounts are the market value of underlying shares of common stock at December 31, 1997, minus the exercise price. These amounts are reported before any taxes associated with exercise or subsequent sale of the underlying stock.

     The Company does not currently grant any long-term incentives other than stock options and restricted stock to its executive officers or other employees. The Company does not sponsor any defined benefit or actuarial plans at this time.

COMPENSATION OF DIRECTORS

     Employees of the Company who also are directors of the Company (Dr. Baldino and Mr. Peacock) receive no additional remuneration for their service as a director.

     Non-employee directors receive a fee of $3,000 for each meeting of the board of directors attended as well as reimbursement of their expenses incurred to attend such meetings. In addition to the meeting fee, non-employee directors receive an annual retainer of $15,000. Non-employee directors who are members of a committee of the board of directors receive a $3,000 annual retainer for each such committee membership. Under the Equity Compensation Plan, new non-employee directors will receive on the effective date they first become a member of the board of directors, a grant of an option to purchase 15,000 shares of the Company's Common Stock. In addition, under the current terms of the Equity Compensation Plan, each non-employee director will receive a grant of an option to purchase 10,000 shares of the Company's Common Stock on the date of each annual meeting of stockholders at which he or she is re-elected. The Equity Compensation Plan provides that non-employee directors are not eligible to receive in the aggregate options to purchase in excess of 50,000 shares under such plan. All these options vest over a four-year period with an exercise price equal to the closing market price of the Company's Common Stock on the date of grant. With respect to non-employee directors, upon the occurrence of a Corporate Transaction (as defined in the Equity Compensation Plan) or upon Involuntary Termination (as defined in the Equity Compensation Plan) of a non-employee director within 36 months following a Change in Control (as defined in the Equity Compensation Plan), each option of such non-employee director will automatically accelerate and become fully exercisable and will remain exercisable until the expiration of the option term or earlier surrender of such option. In 1997, each of the non-employee directors received an annual grant of options, under the Equity Compensation Plan, to purchase 10,000 shares of Common Stock at an exercise price of $12.875 per share.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee annually reviews the performance and total compensation package for all executive officers, considers the modification of existing compensation and employee benefit programs and the adoption of new plans, administers the Company's Equity Compensation Plan and reviews the compensation and benefits of non-employee directors.

COMPENSATION PHILOSOPHY

     The Compensation Committee believes that a well designed compensation program should align the goals of the stockholder with the goals of the executive and that a significant part of an executive's compensation, over the long term, should be dependent upon the value created for the stockholder. However, the Compensation Committee recognizes that, in the short-term, the market price of the Company's stock will be affected by many factors, some of which may be transient in nature and beyond the control of the Company's executives. This is especially true in the biotechnology industry, which is characterized by a large number of small companies, long product lead times, highly volatile stock prices and, currently, few commercial products. In such an environment, external events, such as negative financial and clinical reports from other members of the biotechnology industry, can have a marked adverse effect on the stock prices of companies within the industry, including Cephalon. In order to attract and retain qualified executives in such an environment, the Compensation Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value to stockholders with components based upon the execution of shorter-term strategic goals. These goals include progress in research and drug development programs, success in financings, corporate collaborations, and the development of the organization. The Compensation Committee expects that the achievement of these shorter-term goals ultimately will contribute to the long-term success of the enterprise.

OVERVIEW OF 1997

     The Compensation Committee believes that the management team took positive action in 1997 to position the Company for long-term stockholder value and future challenges. Specifically, significant results were achieved with respect to each of the strategic goals outlined above.

     Progress in research and drug development was demonstrated by the following accomplishments:

     - receipt of Cephalon's first product approval -- PROVIGIL(R) (modafinil) Tablets in the UK, and receipt of an approvable letter for the same product in the United States;

     - continuation of the collaboration with TAP Holdings Inc., including Phase I cancer study for CEP-2563 and development of CEP-701 as an orally administered product;

     - obtaining 18 US patents on various products and processes; and,

     - continuation of preclinical development of CEP-1347 for Alzheimer's disease.

     Corporate collaborations strengthened with these accomplishments:

     - continuation of the co-promotion of Stadol NS(R) (butorphanol tartrate) and Serzone(R) (nefazadone HCl) with Bristol-Myers Squibb to neurologists; and

     - initiation of the co-promotion of Intrathecal Baclofen Therapy (ITB(TM)) with Medtronics to neurologists in the United States.

     The Company's financial position was strengthened by:

     - completion of a $30 million private placement of senior convertible notes.

     Considerable progress in organizational development also was made to expand the management team through the addition of experienced executives as Country Manager in Germany; to the UK Sales and Marketing organization; and to the Clinical Research and Regulatory Affairs staffs.

     The Compensation Committee also carefully considered the developments in 1997 related to MYOTROPHIN(R) (rhIGF-1). The progress in filing an NDA with the FDA in early 1997 was followed by a setback in May 1997, when the FDA's advisory committee failed to recommend the NDA for approval on the basis of the efficacy evidence presented to it for review. However, management continued a dialogue with the agency and provided additional information to support MYOTROPHIN'S efficacy, which was in the process of being further evaluated by the FDA at year-end. A marketing authorization application for MYOTROPHIN also was filed in 1997 using the centralized procedures in the European Community. The questions arising from that regulatory process also were managed and addressed by management during 1997.

     The Compensation Committee believes that these accomplishments justified increases to executives' base salaries as well as the grant of annual bonuses. Although the Committee felt that bonuses should be granted in 1997, it concluded that these bonuses should be awarded at lower percentages of base salary than the bonuses that were made in 1996.

     Cephalon has assembled a senior team with considerable biotechnology and pharmaceutical industry experience, and the Compensation Committee believes that executive retention and incentive will be critical in the years ahead as the Company seeks to move its product candidates toward commercialization. With the increased hiring in the pharmaceutical industry and continued attempts by competitors to recruit management from the Company, the Committee felt that additional stock option grants should be made to provide an additional retention incentive. For these reasons, and after comparisons with the level of option holdings of executives at biotechnology companies of similar size and product development stages, the Compensation Committee felt that additional stock option grants also should be made to the executive team in 1997.

     The Compensation Committee awarded restricted stock to the Senior Vice Presidents in 1997. These awards were made based on their performance during the year, recognizing that their retention and motivation are crucial to the long-term value of the Company.

COMPENSATION COMPONENTS

     The Company competes against both biotechnology and larger pharmaceutical companies in the market for qualified personnel. The Compensation Committee has established three categories of compensation for executives: base salary, annual incentive bonus and long-term incentives consisting of stock options and restricted stock awards. Salaries for experienced executives of biotechnology companies in the Philadelphia metropolitan area are heavily influenced by the salaries paid by the large pharmaceutical companies which maintain executive staffs in the region. The Company routinely competes against these companies in trying to attract qualified candidates and has successfully induced most of its current executives to leave such organizations. The salaries of Cephalon's executives are set below those levels which would be achieved by executives with similar levels of authority and experience in larger pharmaceutical companies. To compensate for this shortfall and remain competitive in the market for qualified executives, the Company places a correspondingly greater weight on variable pay incentives and longer-term compensation. The Compensation Committee believes that by putting an increased emphasis on variable pay amounts and long-term incentives, the Company is able to attract executives who are willing to sacrifice current earnings and the retirement benefits generally offered by larger employers for potential long-term gains in a less stable and more risky environment. The Compensation Committee believes that stockholders in Cephalon share a similar risk profile.

     To ensure that the elements of an executive's compensation remain competitive with other small biotechnology companies, the Company conducts and subscribes to a number of compensation surveys. The surveys used for these purposes are provided by outside consultants and do not identify the names of participating companies. Using these surveys, the Company focuses primarily on companies of similar size and stage of development in the biotechnology industry, with the objective of setting a base salary which is generally above average when compared with these companies. Because the number of Cephalon employees exceeded 270 during the year, primary comparisons were made with companies at a similar stage of product development with between 150 and 499 employees. Because the Company has controlled internal headcount by outsourcing many positions relating to supply chain, reimbursement, customer service, manufacturing, distribution, and accounting, the salaries of biotechnology companies with over 500 employees were also considered. Many of the survey participants are included in the Index of NASDAQ Pharmaceutical Stocks used in the Comparative Stock Performance Graph on page 15 of this proxy statement.

     Base Salary. Executive salaries are reviewed by the Compensation Committee at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year. During this review the Compensation Committee considers, in addition to the information provided by the salary surveys, the individual executive's contribution to the Company's achievements and changes in role and responsibility of the executive during the year. Because the Company is experiencing rapid growth and internal change, particular care is taken to ensure that expanded responsibilities are recognized in the calculation of base pay. Executive salary increases in 1997 ranged from 6% to 15% of base salary.

     In December 1997, the base salary of Dr. Baldino, the Company's President and Chief Executive Officer, was increased to $416,000 from $385,000, effective January 1998. The Compensation Committee reviewed the results of a survey of executive salaries of other biotechnology companies of similar size, focus, and stage of development and established Dr. Baldino's salary within the upper half of the range of the comparison group. The Compensation Committee made this adjustment after reviewing the progress made by the Company during 1997, as described in this report under the caption "Overview of 1997". The Compensation Committee noted that Cephalon had increased both in its worldwide operations and complexity during the year, and that the CEO's role had expanded in scope and importance commensurately. The Compensation Committee also noted there was considerable progress in organizational development with the strengthening of the management team through the addition of experienced executives in the European marketing and clinical research and regulatory affairs staffs. Finally, the Compensation Committee noted the strengthening of the Company's financial condition due to the execution of an agreement for a $30 million private placement of convertible notes.

     Annual Incentive Bonus. Corporate and individual goals and milestones are established at the beginning of the year, and include targets for progress in the Company's research and drug development efforts and in entering into corporate collaborations, financings, and organizational development. The Compensation Committee provides bonus incentives for achievement of these goals because it believes that attainment of these goals will ultimately lead to the successful commercialization of the Company's product candidates and will be in the best long-term interests of the Company's stockholders.

     The granting of an annual incentive bonus is totally discretionary. The Compensation Committee has targeted bonus amounts for 1998 to be up to 60% of base salary for the CEO, 35% for the COO, and 30% for senior vice presidents. The 1997 bonus award levels were 45% of base salary for the CEO, 27% for the COO, and up to 19% for senior vice presidents. Bonus amounts for each executive are dependent upon the level of achievement of the corporation and the individual.

     During 1997, Dr. Baldino was granted an annual incentive bonus in cash in the amount of $173,300 representing 45% of his base salary at the time. The Compensation Committee reviewed achievements against objectives in determining that Dr. Baldino should be granted this bonus. Specifically, the Compensation Committee noted the progress made by the Company as described above under the captions "Overview of 1997" and "Compensation Components Base Salary".

     Under the Deferred Compensation Plan for executives, individuals holding the title of vice president or higher may defer receipt to a future year of all, or a portion, of any annual bonus. Interest on the deferred amounts is determined by the Compensation Committee on an annual basis. In 1997, the rate of interest was 10% and will continue at that rate in 1998.

     Long-Term Incentives. Long-term incentives have been provided by means of periodic grants of stock options and restricted stock under the Option Plan and the Equity Compensation Plan.

     Stock options: The options generally have exercise prices equal to the fair market value of the underlying shares of Common Stock on the date of grant, vest over a four-year period and expire ten years from the date of grant. The Compensation Committee considers stock options to be a valuable and necessary compensation tool that aligns the long-term financial interests of the Company's executives with the financial interests of its stockholders. Further the vesting provisions of the Option Plan and the Equity Compensation Plan serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant. Stock options are generally granted at the time of employment, and may be granted periodically at the discretion of the Compensation Committee. The Compensation Committee determines the number of options to be granted by comparison to other biotechnology companies at similar stages of development. A survey of competitors reviewed by the Compensation Committee consisted of publicly traded biotechnology firms. Some but not all of these companies are included in the Index of NASDAQ Pharmaceutical Stocks in the Comparative Stock Performance Graph. A secondary objective is to ensure that valued executives have significant numbers of unvested options as an incentive to continue their employment and investment in the enterprise.

     Restricted stock awards: Restricted stock awards have also been granted periodically at the discretion of the Compensation Committee. Restrictions on the transfer of shares granted under restricted stock awards of Company Stock are based on service, performance and/or such other factors or criteria as the Compensation Committee may determine in its sole discretion. The Compensation Committee considers restricted stock awards to be a valuable and necessary compensation tool and an important component of the Company's long-term incentives. The vesting provisions of the restricted stock awards serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant.

     In November 1997, Dr. Baldino was granted a stock option grant of 60,000 shares. The stock option grant vests over four years, at a 25% per year rate, on the anniversary of the award. In granting this award, the Compensation Committee believed it important that a continuing long-term incentive for retention of his services be provided. In addition, the Compensation Committee believes that the achievement of both short and long-term objectives over the next few years will place considerable demands on the executive team, and that their retention and motivation are crucial to long-term corporate value. Accordingly a stock option grant of 40,500 shares was also granted in November 1997 to the Executive Vice President and Chief Operating Officer. In addition, restricted stock awards for 4,000 shares of common stock and stock option grants of 10,300 to 13,000 shares were also granted in November 1997 to the Senior Vice Presidents.

     Other Compensation. The Compensation Committee continued the matching contributions made by the Company under the Cephalon, Inc. 401(k) Profit Sharing Plan covering all of the Company's eligible employees. The match consists of $0.50 in cash and $0.50 in Common Stock for each $1.00 of employee contribution under the plan. This matching contribution is made only on the first 6% of employee contributions. In the absence of a defined benefit pension plan, this arrangement allows Cephalon to remain competitive with other companies in the biotechnology and pharmaceutical industries in providing for retirement savings.

     Payments during 1997 to the Company's executives under the various programs discussed above were made with regard to the provisions of section 162(m) of the Code which became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million except to the extent that any excess compensation is "performance-based compensation". In accordance with current regulations, the amounts received upon the exercise of stock options under either the Option Plan or the Equity Compensation Plan will qualify as "performance-based compensation", but the value of the shares received when the shares of Restricted Stock become transferable will not qualify as "performance-based compensation".

                                          Respectfully submitted,

                                          Stock Option and Compensation
                                          Committee:
                                          Robert J. Feeney, Ph.D.
                                          Horst Witzel, Dr.-Ing.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY HOLDINGS OF CERTAIN BENEFICIAL OWNERS

     The following information indicates the beneficial owners of five percent or more of the outstanding shares of Common Stock of the Company as of December 31, 1997, and the number of shares and percentage of all outstanding shares beneficially owned by such persons.

                    NAME AND ADDRESS OF                        AMOUNT AND NATURE OF      PERCENTAGE
                      BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP(1)    OF CLASS(2)
                    -------------------                       -----------------------    -----------
Amerindo Investment Advisors, Inc.(3).......................         2,672,200                9.8%
     One Embarcadero, Suite 2300
     San Francisco, CA 94111-3162
State of Wisconsin Investment Board.........................         2,475,300                9.0%
     P.O. Box 7842
     Madison, WI 53707
Wellington Management Company, LLP(4).......................         1,719,400                6.3%
     75 State Street
     Boston, MA 02109
Chiron Corporation..........................................         1,550,000                5.7%
     4560 Horton Street
     Emeryville, CA 94608-2916

---------------
(1) Except as indicated below, each beneficial owner named in this table has sole voting and investment power with respect to all shares of Common Stock set forth opposite its name above. The information in this table is presented in reliance on information contained in the stock records of the Company or disclosed by the beneficial owners in Schedules 13D and 13G reporting as of December 31, 1997, as filed with the Company.

(2) The percentage for each beneficial owner is calculated based on (i) the aggregate number of all shares reported to be beneficially owned by such group or individual (including all shares issuable to such group or individual upon the exercise of outstanding stock options or warrants beneficially owned by them to the extent that such options or warrants are exercisable within sixty days of the date as to which such information is provided) and (ii) the aggregate number of shares of Common Stock outstanding as of December 31, 1997 (27,395,254).

(3) Amerindo Investment Advisors, Inc. ("Amerindo"), Amerindo Investment Advisors, Inc. ("Amerindo Panama") and Alberto W. Vilar and Gary A. Tanaka state in a Schedule 13G/A, as amended that: (i) Amerindo is registered as an investment advisor under the Investment Advisors Act of 1940, as amended;
    (ii) Messrs. Vilar and Tanaka are the only directors and shareholders of Amerindo Panama and of Amerindo; (iii) Messrs. Vilar and Tanaka have shared voting and dispositive power as to all of the shares reported in such
    Schedule 13G/A; (iv) Amerindo has shared voting and dispositive power as to 2,518,500 of the shares reported in such Schedule 13G/A; (v) Amerindo Panama has shared voting and dispositive power as to 153,700 of the shares reported in such Schedule 13G/A; and (vi) each of Amerindo, Amerindo Panama and Messrs. Vilar and Tanaka disclaims membership in a group under Rule 13d-5 and disclaims beneficial ownership as to all of the shares reported in such
    Schedule 13G/A.

(4) Wellington Management Company, LLP ("WMC"), in its capacity as investment adviser, may be deemed to beneficially own 1,719,400 shares of the Company which are held of record by clients of WMC. WMC has shared voting power for 1,249,700 shares and shared dispositive power for 1,719,400 shares.

SECURITY HOLDINGS OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table summarizes the beneficial ownership of the Company's Common Stock by the Company's executive officers and directors as of March 1, 1998.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL      PERCENTAGE
                            NAME                               OWNERSHIP(1)(2)     OF CLASS(3)
                            ----                              -----------------    -----------
Frank Baldino, Jr., Ph.D.(4)................................        581,750            2.1%
William P. Egan(5)..........................................        103,734              *
Robert J. Feeney, Ph.D. ....................................         40,316              *
Peter E. Grebow, Ph.D. .....................................         92,753              *
Martyn D. Greenacre.........................................         29,750              *
Kevin E. Moley..............................................         21,000              *
Bruce A. Peacock............................................        309,338            1.1%
Barbara S. Schilberg........................................         57,182              *
Jeffry L. Vaught, Ph.D. ....................................         86,173              *
Horst Witzel, Dr.-Ing. .....................................         28,750              *
Kenneth P.Wolski, M.D. .....................................          6,414              *
All executive officers and directors as a group (11
  persons)..................................................      1,357,160            4.8%

---------------
  * Less than 1%.

(1) Except as indicated below, the individual or groups named in this table have sole voting and investment power with respect to all shares of Common Stock indicated above.

(2) Includes shares which may be acquired upon the exercise of outstanding options and warrants that were exercisable as of March 1, 1998 as follows:
    Dr. Baldino 304,501 shares; Mr. Egan, Mr. Greenacre, Dr. Feeney, and Dr. Witzel 28,750 shares each; Dr. Grebow 70,500 shares; Mr. Moley 20,000 shares; Mr. Peacock 289,000 shares; Ms. Schilberg 55,000 shares; Dr. Vaught 83,875 shares; Dr. Wolski 6,250 shares, and all executive officers and directors as a group 944,126 shares.

(3) The percentage for each group or individual is based on the aggregate of the shares outstanding as of December 31, 1997 (27,395,254) and all shares issuable to such group or individual upon the exercise of outstanding stock options to the extent that such options are exercisable by March 1, 1998.

(4) Includes 20,571 shares held in trusts for the benefit of Dr. Baldino's children, with his spouse as trustee.

(5) Includes 31,661 shares of Common Stock held by trusts for the benefit of Mr. Egan's children. Mr. Egan is not a trustee of these trusts. Also includes 33,323 shares of Common Stock held by trusts of which Mr. Egan is a trustee and over which he shares voting and investment control. Mr. Egan disclaims beneficial ownership as to all of such shares held in trusts.

                      COMPARATIVE STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of (i) the NASDAQ Stock Market (U.S.) Index (the "NASDAQ Index"), and (ii) the Index of NASDAQ Pharmaceutical Stocks (the "Pharmaceutical Index"), assuming an investment of $100 on December 31, 1992 in each of: the Common Stock of the Company; the stocks comprising the NASDAQ Index; and the stocks comprising the Pharmaceutical Index.

                                                          NASDAQ Stock           NASDAQ
        Measurement Period                                Market (U.S.)      Pharmaceutical
      (Fiscal Year Covered)             Cephalon              Index               Index
12/31/92                                   100                 100                 100
                                            91                 102                  72
6/30/93                                    109                 104                  76
                                           133                 112                  82
12/31/93                                   146                 115                  89
                                           121                 110                  73
6/30/94                                     80                 105                  64
                                            95                 113                  71
12/30/94                                    73                 112                  67
                                            62                 122                  72
6/30/95                                    164                 140                  84
                                           244                 157                 105
12/29/95                                   362                 159                 123
                                           230                 166                 128
6/28/96                                    176                 179                 106
                                           214                 186                 127
12/31/96                                   182                 195                 123
                                           187                 185                 117
6/30/97                                    102                 218                 126
                                           104                 255                 142
12/31/97                                   101                 239                 127

                             SECTION 16(a) REPORTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and certain officers of the Company, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such directors, officers and more than ten percent stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations of such directors and officers that no other reports were required, all fiscal year 1997 Section 16(a) filing requirements applicable to its directors, officers and more than ten percent stockholders were complied with.

                                 OTHER MATTERS

     The board of directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy card relating to the 1999 annual meeting, such proposals must be received by the Company not later than December 3, 1998. Proposals should be directed to the attention of the Secretary of the Company.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT EXCLUDING EXHIBITS. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO INVESTOR RELATIONS, CEPHALON, INC., 145 BRANDYWINE PARKWAY, WEST CHESTER, PENNSYLVANIA 19380.

                                          By Order of the Board of Directors,

                                          BARBARA S. SCHILBERG
                                          Secretary

PROXY


                                 CEPHALON, INC.

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 15, 1998

     The undersigned hereby appoints Frank Baldino, Jr., Ph.D. and Bruce A. Peacock or either one of them acting singly in the absence of the other, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Cephalon, Inc. to be held on May 15, 1998, and any adjournment thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on any other matters properly brought before the meeting or any adjournment thereof, all as set forth in the March 31, 1998 proxy statement.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CEPHALON, INC.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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
                                                              Please mark    [X]
                                                              your votes as
                                                              indicated in
                                                              this example.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

                                     FOR              WITHHOLD
                                all nominees      for all nominees
1. ELECTION OF DIRECTORS             [ ]                 [ ]

   Nominees: Frank Baldino, Jr., Ph.D., William P. Egan,
   Robert J. Feeney, Ph.D., Martyn D. Greenacre,
   Kevin E. Moley, Bruce A. Peacock and Horst Witzel, Dr.-Ing.

WITHHOLD for the following only: (Write in the name of the nominee(s) in the space below)

----------------------------------------------------------------------------

I PLAN TO ATTEND MEETING [ ]


                                   THE SHARES REPRESENTED BY THIS PROXY WILL BE
                                   VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE
                                   NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED
                                   PROXY IS RETURNED SUCH SHARES WILL BE VOTED
                                   AT THE MEETING FOR ALL NOMINEES NAMED IN THE
                                   PROPOSAL 1.

                                   THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT
                                   OF THE NOTICE OF ANNUAL MEETING, PROXY
                                   STATEMENT AND ANNUAL REPORT OF CEPHALON, INC.


Signature(s) ________________________________________  Date ___________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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